SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

X-Square Series Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

208 Ponce De Leon Ave, Suite 1111

San Juan, PR 00918

TELEPHONE NUMBER:

787.282.1621

NAME AND ADDRESS OF AGENT FOR

SERVICE OF PROCESS:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

New Castle County

Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒ Yes                          ☐ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of San Juan, Puerto Rico on this 17th day of December 2021.

X-Square Series Trust

/s/ Ignacio Canto

By: Ignacio Canto

       Sole Trustee

ATTEST: /s/ Diana Pérez Seda

Name: Diana Pérez Seda

Title: Notary Public